EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 08/31/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.68%	-3.78%	-1.65%
Class B Units	0.67%	-3.85%	-2.21%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED AUGUST 31, 2007

The Grant Park Futures Fund posted trading gains during the last week of August.  Positions in the interest rate sector were responsible for the majority of gains, with profits also coming from the soft/agricultural and energy sectors.  Losses came primarily from currency positions.

Long positions in the interest rate sector recorded gains as prices for domestic fixed income products rallied during the week.  Analysts suggested that ongoing concerns over the possibility of tighter credit combined with worries over the state of the U.S. housing market continued to induce investors to seek the relative safety of Treasury instruments.  Positions in the Ten-year note and Eurodollar contract were the most profitable.

Strong global demand for wheat continued to push prices higher, benefiting long positions in the soft/agricultural commodities sector. Increased demand from Egypt and India, among others, helped the December contract on the Chicago Board of Trade to settle at $7.755 per bushel, up more than thirty cents for the week.  Drought-like conditions in Australian growing regions also contributed to the rally.

Weekly inventories of crude oil fell more than expected, according to the U.S. Department of Energy, resulting in gains for long positions in the energy sector.  The DOE reported that crude inventories fell by 3.5 million barrels, considerably more than analysts’ estimates.  Short positions in natural gas gained as prices fell by week’s end.

Lastly, positions in the currency sector lost ground during a relatively quiet week in the sector.  Long positions in the New Zealand dollar and Euro relative to the U.S. dollar reported losses as the greenback ended the week slightly stronger.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.  HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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